Clarivate Reports Third Quarter 2024 Results

London, UK -- November 6, 2024 Clarivate Plc (NYSE: CLVT) (the “Company” or “Clarivate”), a leading global provider of transformative intelligence, today reported results for the third quarter ended September 30, 2024.

Third Quarter 2024 Financial Highlights
•Revenues of $622.2 million decreased 3.9%
•Organic revenues decreased 2.6%, as an increase in subscription revenues of 0.6% was offset by a decrease in re-occurring revenues of 1.1% and transactional and other revenues of 13.6%
•Net loss of $65.6 million; Net loss per diluted share of $0.09
•Adjusted net income(1) of $134.1 million decreased 12.1%; Adjusted diluted EPS(1) of $0.19 decreased 9.5% or $0.02
•Adjusted EBITDA(1) of $264.4 million decreased 6.0%; Adjusted EBITDA margin(1) of 42.5% decreased 100 basis points primarily due to lower revenues
•Net cash provided by operating activities of $202.9 million increased $39.5 million; Free cash flow(1) of $126.3 million increased $24.6 million primarily due to the timing of working capital

Nine Months Ended September 30, 2024 Financial Highlights
•Revenues of $1,893.7 million decreased 2.6%
•Organic revenues decreased 1.5% as an increase in subscription revenues of 1.2% was offset by a decline in re-occurring revenues of 2.3% and transactional and other revenues of 9.3%
•Net loss of $444.9 million; Net loss per diluted share of $0.69
•Adjusted net income(1) of $379.8 million decreased 12.8%; Adjusted diluted EPS(1) of $0.52 decreased 11.9% or $0.07
•Adjusted EBITDA(1) of $775.1 million decreased 5.4%; Adjusted EBITDA margin(1) of 40.9% decreased 120 basis points primarily due to lower revenues
•Net cash provided by operating activities decreased $48.0 million to $505.3 million; Free cash flow(1) decreased $76.3 million to $298.4 million primarily due to lower operating income and increased capital expenditures

“Clarivate’s third quarter results are unsatisfactory and reflect an overdependency on fluctuating transactional revenue and areas of the business with low margin characteristics,” said Matti Shem Tov, Chief Executive Officer. “As we look ahead, it is clear the Company has work to do to improve performance. Our Value Creation Plan is designed to increase subscription and re-occurring revenue, improve sales execution, accelerate innovation and continue portfolio solutions rationalization. We will leverage Clarivate’s strong foundation, unique product offerings and talented team to take the necessary actions to improve predictability and drive profitable growth. Alongside the management team and Board, I am invigorated by the opportunities before us and remain focused on successfully executing our strategy to realize Clarivate’s potential.”

Removal of Outlook

As a result of the recent CEO transition and the work being done under the Value Creation Plan, the Company has removed its forward-looking outlook for 2024. All previous outlooks provided by the Company should no longer be relied upon.

Selected Financial Information

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(in millions, except percentages and per share data), (unaudited)	2024	2023	$	%	2024	2023	$	%
Revenues	$622.2	$647.2	$(25.0)	(3.9)%	$1,893.7	$1,945.1	$(51.4)	(2.6)%

Net income (loss)	$(65.6)	$12.3	$(77.9)	N/M	$(444.9)	$(67.3)	$(377.6)	N/M
Diluted EPS	$(0.09)	$(0.01)	$(0.08)	N/M	$(0.69)	$(0.18)	$(0.51)	N/M
Weighted average ordinary shares, diluted	718.7	670.9	47.8	7.1%	690.5	673.9	16.6	2.5%
Adjusted EBITDA(1)	$264.4	$281.4	$(17.0)	(6.0)%	$775.1	$819.0	$(43.9)	(5.4)%
Adjusted net income(1)	$134.1	$152.6	$(18.5)	(12.1)%	$379.8	$435.7	$(55.9)	(12.8)%
Adjusted diluted EPS(1)	$0.19	$0.21	$(0.02)	(9.5)%	$0.52	$0.59	$(0.07)	(11.9)%
Adjusted weighted average ordinary shares, diluted(1)	723.5	731.4	(7.9)	(1.1)%	726.1	733.6	(7.5)	(1.0)%

Net cash provided by operating activities	$202.9	$163.4	$39.5	24.2%	$505.3	$553.3	$(48.0)	(8.7)%
Free cash flow(1)	$126.3	$101.7	$24.6	24.2%	$298.4	$374.7	$(76.3)	(20.4)%
Third Quarter 2024 Commentary
Revenues for the third quarter decreased $25.0 million, or 3.9%, to $622.2 million, primarily due to the divestiture of Valipat in April 2024 and lower transactional sales across all three segments. Organic revenues decreased $16.5 million or 2.6%.
Subscription revenues for the third quarter increased $3.0 million, or 0.7%, to $411.1 million. Organic subscription revenues increased 0.6%, driven by price increases, partially offset by lower net volume in IP and LS&H.
Re-occurring revenues for the third quarter decreased $0.1 million, or 0.1%, to $106.7 million. Organic re-occurring revenues decreased 1.1%, primarily due to lower IP patent renewal volume.
Transactional and other revenues for the third quarter decreased $27.9 million, or 21.1%, to $104.4 million. Organic transactional and other revenues decreased 13.6%, due to lower sales across all three segments.
Balance Sheet and Cash Flow
As of September 30, 2024, cash and cash equivalents of $388.5 million increased $17.8 million compared to December 31, 2023.
The Company's total debt outstanding as of September 30, 2024 was $4,711.5 million, a decrease of $58.8 million compared to December 31, 2023, driven by an accelerated debt repayment.
Net cash provided by operating activities of $505.3 million for the nine months ended September 30, 2024 decreased $48.0 million compared to the prior year period, primarily due to lower operating results, partially offset by timing differences in working capital. Free cash flow(1) for the nine months ended September 30, 2024 was $298.4 million, a decrease of $76.3 million compared to the prior year period.

Notes to press release
(1) Non-GAAP measure. Please see “Reconciliations to Certain Non-GAAP Measures” in this release for important disclosures and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this press release.
N/M - Represents a change approximately equal or in excess of 100% or not meaningful.

Conference Call and Webcast
Clarivate will host a conference call and webcast today to review the results for the third quarter at 9:00 a.m. Eastern Time. The webcast is open to all interested parties and may include forward-looking information.
The live webcast of the earnings call will be accessible through the investor relations section of the Company's website. To join the webcast please visit https://events.q4inc.com/attendee/495058600.

Interested parties may access the live audio broadcast. U.S. participants may call 800-715-9871; international participants may call +1 646-307-1963 (long-distance charges will apply). The conference ID number is 5907538.

A replay of the webcast will also be available on https://ir.clarivate.com beginning two hours after the conclusion of the live call and will remain available for one year.
Use of Non-GAAP Financial Measures
Non-GAAP results are financial measures that are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and are presented only as a supplement to our financial statements based on GAAP. Non-GAAP financial information is provided to enhance the reader’s understanding of our financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP. They are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. As a result, you should not consider such measures in isolation from, or as a substitute for, financial measures or results of operations calculated or determined in accordance with GAAP.
We use non-GAAP measures in our operational and financial decision-making. We believe that such measures allow us to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations, and we also believe that investors may find these non-GAAP financial measures useful for the same reasons. Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to us, many of which present non-GAAP measures when reporting their results. These measures can be useful in evaluating our performance against our peer companies because we believe the measures provide users with valuable insight into key components of GAAP financial disclosures. However, non-GAAP measures have limitations as analytical tools and because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
Definitions and reconciliations of non-GAAP measures, such as Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted diluted EPS, and Free cash flow to the most directly comparable GAAP measures are provided within the schedules attached to this release. Our presentation of non-GAAP measures should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that any projections and estimates will be realized in their entirety or at all.

Forward-Looking Statements
This communication includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions, or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the “safe harbor provisions” of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, and include statements regarding our intentions, beliefs, or current expectations concerning, among other things, anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies, and the markets in which we operate. Such forward-looking statements are based on available current market material and management’s expectations, beliefs, and forecasts concerning future events impacting us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in Item 1A. Risk Factors of our annual report on Form 10-K. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Please consult our public filings with the SEC or on our website at www.clarivate.com.
About Clarivate
Clarivate™ is a leading global provider of transformative intelligence. We offer enriched data, insights & analytics, workflow solutions and expert services in the areas of Academia & Government, Intellectual Property and Life Sciences & Healthcare. For more information, please visit www.clarivate.com.

Condensed Consolidated Balance Sheets (Unaudited)

(In millions)	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash	$388.5	$370.7
Accounts receivable, net	771.8	908.3
Prepaid expenses	97.7	88.5
Other current assets	81.1	68.0
Assets held for sale	—	26.7
Total current assets	1,339.1	1,462.2
Property and equipment, net	47.3	51.6
Other intangible assets, net	8,726.7	9,006.6
Goodwill	1,736.8	2,023.7
Other non-current assets	71.8	60.8
Deferred income taxes	50.8	46.7
Operating lease right-of-use assets	58.1	55.2
Total assets	$12,030.6	$12,706.8
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$126.5	$144.1
Accrued compensation	111.7	126.5
Accrued expenses and other current liabilities	375.1	315.2
Current portion of deferred revenues	890.2	983.1
Current portion of operating lease liability	22.1	24.4
Liabilities held for sale	—	6.7
Total current liabilities	1,525.6	1,600.0
Long-term debt	4,632.5	4,721.1
Non-current portion of deferred revenues	21.6	38.7
Other non-current liabilities	52.5	41.9
Deferred income taxes	227.0	249.6
Operating lease liabilities	57.9	63.2
Total liabilities	6,517.1	6,714.5
Commitments and contingencies
Shareholders' equity:
Preferred Shares, no par value; 14.4 shares authorized; 5.25% Mandatory Convertible Preferred Shares, Series A, zero and 14.4 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	—	1,392.6
Ordinary Shares, no par value; unlimited shares authorized; 710.3 and 666.1 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	13,069.0	11,740.5
Accumulated other comprehensive loss	(433.8)	(495.3)
Accumulated deficit	(7,121.7)	(6,645.5)
Total shareholders' equity	5,513.5	5,992.3
Total liabilities and shareholders' equity	$12,030.6	$12,706.8

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2024	2023	2024	2023
Revenues	$622.2	$647.2	$1,893.7	$1,945.1
Operating expenses:
Cost of revenues	210.1	220.6	641.5	674.8
Selling, general and administrative costs	169.7	171.9	546.8	559.3
Depreciation and amortization	177.2	176.8	541.0	527.5
Goodwill and intangible asset impairments	13.8	—	316.6	135.2
Restructuring and other impairments	4.0	3.7	14.2	25.3
Other operating expense (income), net	25.7	(13.0)	46.9	(30.5)
Total operating expenses	600.5	560.0	2,107.0	1,891.6
Income (loss) from operations	21.7	87.2	(213.3)	53.5
Fair value adjustment of warrants	—	(12.6)	(5.2)	(14.4)
Interest expense, net	72.2	71.9	213.5	218.5
Income (loss) before income taxes	(50.5)	27.9	(421.6)	(150.6)
Provision (benefit) for income taxes	15.1	15.6	23.3	(83.3)
Net income (loss)	(65.6)	12.3	(444.9)	(67.3)
Dividends on preferred shares	—	18.9	31.3	56.3
Net income (loss) attributable to ordinary shares	$(65.6)	$(6.6)	$(476.2)	$(123.6)

Per share:
Basic	$(0.09)	$(0.01)	$(0.69)	$(0.18)
Diluted	$(0.09)	$(0.01)	$(0.69)	$(0.18)

Weighted average shares used to compute earnings per share:
Basic	718.7	670.9	690.5	673.9
Diluted	718.7	670.9	690.5	673.9

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(In millions)	2024	2023
Cash Flows From Operating Activities
Net income (loss)	$(444.9)	$(67.3)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	541.0	527.5
Share-based compensation	48.9	97.1
Restructuring and other impairments, including goodwill	314.5	138.9
Gain on legal settlement	—	(49.4)
Deferred income taxes	(28.8)	(51.3)
Amortization of debt issuance costs	11.1	12.9
Other operating activities	36.1	2.4
Changes in operating assets and liabilities:
Accounts receivable	148.2	110.3
Prepaid expenses	(8.5)	(10.6)
Other assets	(9.8)	19.5
Accounts payable	(16.5)	(2.4)
Accrued expenses and other current liabilities	22.1	(33.8)
Deferred revenues	(102.3)	(56.9)
Operating leases, net	(7.8)	(6.2)
Other liabilities	2.0	(77.4)
Net cash provided by operating activities	505.3	553.3
Cash Flows From Investing Activities
Capital expenditures	(206.9)	(178.6)
Payments for acquisitions, net of cash acquired	(32.0)	(2.3)
Proceeds from divestitures, net of cash divested	(19.2)	10.5
Net cash provided by (used for) investing activities	(258.1)	(170.4)
Cash Flows From Financing Activities
Principal payments on term loans	(58.1)	(150.0)
Payment of debt issuance costs and discounts	(20.1)	0.1
Repurchases of ordinary shares	(100.0)	(100.0)
Cash dividends on preferred shares	(37.7)	(56.7)
Payments related to finance lease	(0.7)	(0.8)
Payments related to tax withholding for share-based compensation	(13.9)	(14.8)
Net cash provided by (used for) financing activities	(230.5)	(322.2)
Effects of exchange rates	1.1	(10.3)
Net change in cash and cash equivalents, including restricted cash	17.8	50.4
Cash and cash equivalents, including restricted cash, beginning of period	370.7	356.8
Cash and cash equivalents, including restricted cash, end of period	$388.5	$407.2

Supplemental Revenues Information

Annualized contract value (“ACV”) represents the annualized value for the next 12 months of subscription-based client license agreements, assuming that all expiring license agreements during that period are renewed at their current price level. Our ACV was $1,596.4 and $1,579.2 as of September 30, 2024 and 2023, respectively, which corresponds to an increase of 1.1%. The increase in ACV was primarily due to the impact of price increases, partially offset by volume declines.
The following tables present our revenues by type and by segment for the periods indicated, as well as the drivers of the variances between periods, including as a percentage of such revenues.

	Three Months Ended September 30,		Change		% of Change
(In millions, except percentages); (unaudited)	2024	2023	$	%	Acquisitions	Disposals	FX	Organic
Subscription revenues	$411.1	$408.1	$3.0	0.7%	0.2%	—%	(0.1)%	0.6%
Re-occurring revenues	106.7	106.8	(0.1)	(0.1)%	—%	—%	1.0%	(1.1)%
Transactional and other revenues	104.4	132.3	(27.9)	(21.1)%	0.5%	(8.1)%	0.1%	(13.6)%
Revenues	$622.2	$647.2	$(25.0)	(3.9)%	0.2%	(1.6)%	0.1%	(2.6)%

	Nine Months Ended September 30,		Change		% of Change
(In millions, except percentages); (unaudited)	2024	2023	$	%	Acquisitions	Disposals	FX	Organic
Subscription revenues	$1,219.8	$1,207.3	$12.5	1.0%	0.1%	—%	(0.3)%	1.2%
Re-occurring revenues	317.8	325.5	(7.7)	(2.4)%	—%	—%	(0.1)%	(2.3)%
Transactional and other revenues	356.1	412.3	(56.2)	(13.6)%	0.2%	(4.5)%	—%	(9.3)%
Revenues	$1,893.7	$1,945.1	$(51.4)	(2.6)%	0.1%	(1.0)%	(0.2)%	(1.5)%

	Three Months Ended September 30,		Change		% of Change
(In millions, except percentages); (unaudited)	2024	2023	$	%	Acquisitions	Disposals	FX	Organic
Academia & Government	$321.3	$327.2	$(5.9)	(1.8)%	—%	—%	(0.1)%	(1.7)%
Intellectual Property	199.8	211.7	(11.9)	(5.6)%	0.1%	(4.6)%	0.7%	(1.8)%
Life Sciences & Healthcare	101.1	108.3	(7.2)	(6.6)%	0.9%	(0.7)%	(0.3)%	(6.5)%
Revenues	$622.2	$647.2	$(25.0)	(3.9)%	0.2%	(1.6)%	0.1%	(2.6)%

	Nine Months Ended September 30,		Change		% of Change
(In millions, except percentages); (unaudited)	2024	2023	$	%	Acquisitions	Disposals	FX	Organic
Academia & Government	$983.5	$983.9	$(0.4)	—%	—%	—%	(0.1)%	0.1%
Intellectual Property	602.3	637.1	(34.8)	(5.5)%	—%	(2.6)%	(0.2)%	(2.7)%
Life Sciences & Healthcare	307.9	324.1	(16.2)	(5.0)%	0.5%	(0.6)%	(0.5)%	(4.4)%
Revenues	$1,893.7	$1,945.1	$(51.4)	(2.6)%	0.1%	(1.0)%	(0.2)%	(1.5)%

Reconciliations to Certain Non-GAAP Measures

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA represents Net income (loss) before the Provision (benefit) for income taxes, Depreciation and amortization, and Interest expense, net, adjusted to exclude acquisition and/or disposal-related transaction costs, share-based compensation, restructuring expenses, impairments, the impact of certain non-cash fair value adjustments on financial instruments, unrealized foreign currency gains/losses, legal settlements, and other items that are included in Net income (loss) for the period that we do not consider indicative of our ongoing operating performance. Net income (loss) margin is calculated by dividing Net income (loss) by Revenues. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by Revenues.
The following table presents our calculation of Adjusted EBITDA and Adjusted EBITDA margin for the three and nine months ended September 30, 2024 and 2023 and reconciles these non-GAAP measures to our Net income (loss) and Net income (loss) margin for the same periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except percentages); (unaudited)	2024	2023	2024	2023
Net income (loss)	$(65.6)	$12.3	$(444.9)	$(67.3)
Provision (benefit) for income taxes	15.1	15.6	23.3	(83.3)
Depreciation and amortization	177.2	176.8	541.0	527.5
Interest expense, net	72.2	71.9	213.5	218.5
Transaction related costs	6.1	2.7	13.6	5.1
Share-based compensation expense	15.4	25.4	49.7	97.1
Goodwill and intangible asset impairments	13.8	—	316.6	135.2
Restructuring and other impairments	4.0	3.7	14.2	25.3
Fair value adjustment of warrants	—	(12.6)	(5.2)	(14.4)
Other(1)	26.2	(14.4)	53.3	(24.7)
Adjusted EBITDA	$264.4	$281.4	$775.1	$819.0

Net income (loss) margin	(10.5)%	1.9%	(23.5)%	(3.5)%
Adjusted EBITDA margin	42.5%	43.5%	40.9%	42.1%
(1) Primarily reflects the net impact of unrealized foreign currency gains and losses, as well as other items that do not reflect our ongoing operating performance. For the nine months ended September 30, 2024, the amount includes a $14.8 loss on divestiture and for the nine months ended September 30, 2023, the amount includes a $49.4 gain on legal settlement.

Adjusted net income and Adjusted diluted EPS
Adjusted net income represents Net income (loss), adjusted to exclude acquisition and/or disposal-related transaction costs, amortization related to acquired intangible assets, share-based compensation, restructuring expenses, impairments, the impact of certain non-cash fair value adjustments on financial instruments, unrealized foreign currency gains/losses, legal settlements, and other items that are included in net income (loss) for the period that we do not consider indicative of our ongoing operating performance and the associated income tax impact of such adjustments.
Adjusted diluted EPS is calculated by dividing Adjusted net income by Adjusted diluted weighted average shares. The Adjusted diluted weighted average shares calculation assumes that all instruments in the calculation are dilutive.
The following tables present our calculation of Adjusted net income and Adjusted diluted EPS for the three and nine months ended September 30, 2024 and 2023 and reconciles these non-GAAP measures to our Net income (loss) and diluted EPS for the same periods:

	Three Months Ended September 30,
	2024		2023
(In millions, except per share amounts); (unaudited)	Amount	Per Share	Amount	Per Share
Net income (loss) and EPS	$(65.6)	$(0.09)	$12.3	$0.02
Transaction related costs	6.1	0.01	2.7	—
Share-based compensation expense	15.4	0.02	25.4	0.04
Amortization related to acquired intangible assets	138.7	0.19	141.9	0.21
Goodwill and intangible asset impairments	13.8	0.02	—	—
Restructuring and other impairments	4.0	0.01	3.7	0.01
Fair value adjustment of warrants	—	—	(12.6)	(0.02)
Other(1)	26.2	0.04	(14.4)	(0.04)
Income tax impact of related adjustments	(4.5)	(0.01)	(6.4)	(0.01)
Adjusted net income and Adjusted diluted EPS	$134.1	$0.19	$152.6	$0.21
Adjusted weighted average ordinary shares, diluted	723.5		731.4
(1) Primarily reflects the net impact of unrealized foreign currency gains and losses, as well as other items that do not reflect our ongoing operating performance.

	Nine Months Ended September 30,
	2024		2023
(In millions, except per share amounts); (unaudited)	Amount	Per Share	Amount	Per Share
Net income (loss) and EPS	$(444.9)	$(0.64)	$(67.3)	$(0.10)
Transaction related costs	13.6	0.02	5.1	0.01
Share-based compensation expense	49.7	0.07	97.1	0.14
Amortization related to acquired intangible assets	416.9	0.60	429.8	0.64
Goodwill and intangible asset impairments	316.6	0.46	135.2	0.20
Restructuring and other impairments	14.2	0.02	25.3	0.04
Fair value adjustment of warrants	(5.2)	(0.01)	(14.4)	(0.02)
Other(1)	53.3	0.05	(24.7)	(0.10)
Income tax impact of related adjustments	(34.4)	(0.05)	(150.4)	(0.22)
Adjusted net income and Adjusted diluted EPS	$379.8	$0.52	$435.7	$0.59
Adjusted weighted average ordinary shares, diluted	726.1		733.6
(1) Primarily reflects the net impact of unrealized foreign currency gains and losses, as well as other items that do not reflect our ongoing operating performance. For the nine months ended September 30, 2024, the amount includes a $14.8 loss on divestiture and for the nine months ended September 30, 2023, the amount includes a $49.4 gain on legal settlement.

Free cash flow
Free cash flow represents Net cash provided by (used for) operating activities less Capital expenditures. The following table reconciles this non-GAAP measure to Net cash provided by operating activities:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions); (unaudited)	2024	2023	2024	2023
Net cash provided by operating activities	$202.9	$163.4	$505.3	$553.3
Capital expenditures	(76.6)	(61.7)	(206.9)	(178.6)
Free cash flow	$126.3	$101.7	$298.4	$374.7

Media Contact:
Amy Bourke-Waite, Senior Director, Corporate Communications
newsroom@clarivate.com

Investor Relations Contact:
Mark Donohue, Vice President, Investor Relations
investor.relations@clarivate.com
215-243-2202